UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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[ ]	Preliminary Information Statement
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[X]	Definitive Information Statement

Processa Pharmaceuticals, Inc.
(Name of Registrant as Specified in its Charter)

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PROCESSA PHARMACEUTICALS, INC.

7380 Coca Cola Drive, Suite 106

Hanover, Maryland 21076

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Processa Pharmaceuticals, Inc.:

This Information Statement is furnished to holders of shares of common stock, $0.0001 par value per share (the “Common Stock”), of Processa Pharmaceuticals, Inc. (“Processa,” “we,” “us” or the “Company”).

The purpose of this Information Statement is to notify our stockholders that effective on November 7, 2019, the holder of a majority of our issued and outstanding shares of Common Stock executed a written consent in lieu of a special meeting of stockholders, approving the following matter, which had previously been approved by our Board of Directors of the Company (the “Board” or the “Board of Directors”) on October 31, 2019:

●	authority for our Board of Directors, without further stockholder approval, to effect a reverse stock split of all of the outstanding shares of Common Stock of the Company, by the filing of a Certificate of Amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, at a reverse split ratio of not less than one for four and not more than one for ten (the “Reverse Stock Split”), with the Company’s Board of Directors having the discretion as to whether or not the Reverse Stock Split is to be effected, and with the exact reverse split ratio of not less than one for four and not more than one for ten as determined by the Board of Directors in its sole discretion, at any time after the 20th day after this Information Statement is first mailed to the stockholders of record as of November 4, 2019 (the “Record Date”) and prior to October 31, 2020.

This notice and the accompanying Information Statement is being made mailed on or about November 29, 2019 to all of our stockholders of record at the close of business on the Record Date.

The actions will not become effective before the date which is 20 days after the Information Statement was first mailed to stockholders.

By order of the Board of Directors

/s/ David Young
David Young Chief Executive Officer

Hanover, Maryland

November 25, 2019

PROCESSA PHARMACEUTICALS, INC.

7380 Coca Cola Drive, Suite 106

Hanover, Maryland 21076

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

This Information Statement (the “Information Statement”) is being mailed on or about November 29, 2019 to the holders of record at the close of business on November 4, 2019 (the “Record Date”) of the common stock, $0.0001 par value per share (the “Common Stock”), of Processa Pharmaceuticals, Inc., a Delaware corporation (“Processa,” “we,” “us” or the “Company”), in connection with actions taken by the holder of a majority of our outstanding Common Stock as follows:

●	authority for our Board of Directors, without further stockholder approval, to effect a reverse stock split of all of the outstanding shares of Common Stock of the Company, by the filing of a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, at a reverse split ratio of not less than one for four and not more than one for ten (the “Reverse Stock Split”), with the Company’s Board of Directors having the discretion as to whether or not the Reverse Stock Split is to be effected, and with the exact reverse split ratio of not less than one for four and not more than one for ten as determined by the Board of Directors in its sole discretion, at any time at any time after the 20th day after this Information Statement is first mailed to the stockholders of record as of the Record Date and prior to October 31, 2020.

The Reverse Stock Split, as approved by our majority stockholder by the execution a written consent in lieu of a special meeting of stockholders effective on November 7, 2019, had previously been approved by the Board of Directors of the Company on October 31, 2019, and recommended to be presented to the majority stockholder for its approval by the Board of Directors.

Promet Therapeutics, LLC (“Promet”), which owns 29,654,941 shares of Common Stock, representing approximately 77% of the votes of the outstanding shares of Common Stock, executed a written consent in lieu of a special meeting of stockholders, approving the Reverse Stock Split. David Young, our Chief Executive Officer, is also the Chief Executive Officer of Promet and has voting power over the shares held by Promet.

Section 228 of the Delaware General Corporation Law (the “DGCL”) generally provides that any action required to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent thereto is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to Section 242 of the DGCL, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend our Fourth Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split. In order to eliminate the costs and management time involved in obtaining proxies, the Board consented to the utilization of, and successfully obtained, the written consent of the majority stockholder. The Board does not intend to solicit any proxies or consents from any other stockholders in connection with this action. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely to advise stockholders of the actions taken by written consent.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the Company’s stockholders of record on the Record Date. The Reverse Stock Split described herein may be effective as early as 20 days (the “20-day Period”) after the mailing of this Information Statement and any time prior to October 31, 2020 or not at all. The 20-day Period is expected to conclude on or about December 19, 2019.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Forward-Looking Statements

This Information Statement and other reports that the Company files with the U.S. Securities and Exchange Commission (the “SEC”) contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Exchange Act. All statements other than statements of historical information provided herein are forward-looking and may contain information about financial results, economic conditions, trends and known uncertainties. We caution the reader that actual results could differ materially from those expected by us depending on the outcome of certain factors, including, without limitation, the risk that the assumptions upon which the forward-looking statements are based ultimately may prove to be incorrect or incomplete, that the Reverse Stock Split, if implemented, will not have the impact that we expect, that we may be unable to up-list to a national securities exchange, as well as other risks and uncertainties that are described in the Company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligations to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this information statement, including, without limitation, changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

CONSENTING STOCKHOLDER

On October 31, 2019, the Board unanimously adopted resolutions declaring the advisability of, and recommending that stockholders approve the adoption of the Reverse Stock Split, with the implementation and timing of such Reverse Stock Split to be determined at the discretion of our Board of Directors. In connection with the adoption of such resolutions, the Board elected to seek the written consent of the majority stockholder in order to reduce costs associated with a solicitation of proxies.

On November 7, 2019, Promet, which owns 29,654,941 shares of Common Stock, representing approximately 77% of the votes of the outstanding shares of Common Stock, executed a written consent in lieu of a special meeting of stockholders, approving the Reverse Stock Split. David Young, our Chief Executive Officer, is also the Chief Executive Officer of Promet and has voting power over the shares held by Promet.

Under Section 14(c) of the Exchange Act, if the Reverse Stock Split is implemented by the Board, the filing of the Certificate of Amendment effecting the Reverse Stock Split of our Common Stock cannot become effective until the expiration of the 20-day Period.

The Company is not seeking written consent from any of our other stockholders and stockholders other than our majority stockholder will not be given an opportunity to vote with respect to the Reverse Stock Split. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of providing stockholders advance notice of the actions taken, as required by the Exchange Act.

APPROVAL OF AUTHORITY TO IMPLEMENT THE REVERSE STOCK SPLIT

Principal Effects of the Reverse Stock Split

If the Company implements the proposed Reverse Stock Split, we will amend our Fourth Amended and Restated Certificate of Incorporation by filing a Certificate of Amendment in substantially the form of Appendix A with the Delaware Secretary of State, which will result in the number of shares of the Common Stock held by each stockholder to a number of shares determined by dividing the number of shares held immediately before the Reverse Stock Split by the applicable reverse split ratio of not less than one for four and not more than one for ten, and then rounding up to the nearest whole share. The proposed Reverse Stock Split would not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share. The proposed Reverse Stock Split only impacts outstanding shares and not authorized shares since a decrease in the number authorized shares of Common Stock is not contemplated.

As a result of the majority stockholder approval of the Reverse Stock Split, 20 days after the date of mailing of our Information Statement, the Board of Directors will have the sole authority to elect, without the need for any further action on the part of our stockholders: (1) whether or not to effect a Reverse Stock Split, and (2) if so, the application reverse split ratio of not less than one for four and not more than one for ten. Notwithstanding approval of the Reverse Stock Split, the Board of Directors may, in its sole discretion, elect not pursue a Reverse Stock Split or abandon a Certificate of Amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the Reverse Stock Split. If the Board of Directors does not implement the Reverse Stock Split on or prior to October 31, 2020, stockholder approval again would be required prior to implementing any Reverse Stock Split.

In determining which reverse split ratio to implement, if any, the Board of Directors may consider, among other things, various factors, such as:

●	the historical trading price and trading volume of our Common Stock;

●	the then-prevailing trading price and trading volume of our Common Stock and the expected impact of the reverse stock split on the trading market for our Common Stock in the short- and long-term;

●	the listing requirements of a national securities exchange; and

●	prevailing general market and economic conditions.

Corporate Matters. If implemented, the Reverse Stock Split would have the following effects on the number of shares of Common Stock outstanding:

●	in a one-for-four Reverse Stock Split, every four shares owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 38,404,530 shares to 9,601,133 shares.

●	in a one-for-10 Reverse Stock Split, every ten shares owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 38,404,530 shares to 3,840,453 shares.

If implemented, the Reverse Stock Split would be effected simultaneously for all of our outstanding Common Stock and the reverse split ratio would be the same for all of our outstanding Common Stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. As described below, stockholders and holders of options or warrants holding fractional shares will have their shares rounded up to the nearest whole number. Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Omnibus Incentive Plan. We maintain a 2019 Omnibus Incentive Plan (the “Plan”) pursuant to which we have granted stock options that are presently outstanding and additional equity incentive compensation awards may be granted in the future under the Plan. Pursuant to the terms of the Plan, the Board of Directors or a committee thereof, as applicable, will adjust the number of shares available for future grant under the Plan, the number of shares underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the Plan to equitably reflect the effects of the Reverse Stock Split.

Effect on Market Price of our Common Stock. The immediate effect of a Reverse Stock Split would be to reduce the number of shares of the outstanding Common Stock and to possibly increase the trading price of such Common Stock. However, the effect of any effected Reverse Stock Split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of the Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Stock Split or remain at an increased level for any period. The trading price of the Common Stock may change due to a variety of other factors, including clinical trial results, other factors related to business and general market conditions.

Dilution. You may also experience future potential substantial dilution of your percentage of ownership of the equity in the Company as a result of a proposed Reverse Stock Split. While a Reverse Stock Split itself does not result in dilution (except with respect to the round up of fractional shares as discussed below), it makes available a substantial number of shares for future transactions by the Company, the consummation of which could result in substantial dilution.

Fractional Shares. No scrip or fractional share certificates will be issued in connection with the proposed Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse split ratio of the Reverse Stock Split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

Warrants. If the Reverse Stock Split is implemented, proportionate adjustments will be made to the number and per share exercise price of all outstanding warrants to purchase shares of our Common Stock.

Authorized Shares. The Company is currently authorized to issue 100,000,000 shares of Common Stock. If the Reverse Stock Split is implemented, the number of authorized shares of Common Stock would remain 100,000,000, although the number of shares of Common Stock issued and outstanding will decrease. In addition to potential dilution (discussed above), additional shares of Common Stock that would become available for issuance if the Reverse Stock Split is implemented could also be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. The Board has no plans to use any of the additional shares of Common Stock that would become available following the approval of the Reverse Stock Split, if any, for any such purposes.

Accounting Matters. The par value per share of the Common Stock would remain unchanged after the proposed Reverse Stock Split. As a result, if implemented, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the reverse split ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares. If the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse Stock Split. Each share of Common Stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable. The Reverse Stock Split would result in some stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights under Delaware Law are afforded to the Company’s stockholders as a result of the approval of the Reverse Stock Split.

Potential Anti-Takeover Effect Of Certain Provisions. Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. By increasing the number of shares available to authorize and issue, the Company has caused a potential anti-takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the Company stock and to expend additional resources to accomplish such a measure.

Material Federal Income Tax Consequences of the Reverse Stock Split. The following is a summary of the material federal income tax consequences of the reverse stock split to holders of our Common Stock and to the Company. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings, administrative pronouncements and judicial decisions in effect as of the date of this Information Statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The summary does not address all aspects of federal income taxation that may apply to a stockholder as a result of the Reverse Stock Split and is included for general information only. In addition, the summary does not address any state, local or non-U.S. income or other tax consequences of the Reverse Stock Split.

The summary does not address tax consequences to stockholders that are subject to special tax rules, including, without limitation, banks, insurance companies, regulated investment companies, personal holding companies, non-U.S. entities, nonresident alien individuals, broker-dealers, S corporations, entities treated as partnerships or partners of such partnerships, persons who acquired our Common Stock pursuant to the exercise of compensatory stock options, estates, trusts and tax-exempt entities. The summary further assumes that stockholders have held our Common Stock subject to the Reverse Stock Split as a capital asset within the meaning of Section 1221 of the Code, and will continue to hold such common stock as a capital asset following the Reverse Stock Split. No ruling from the IRS or opinion of counsel will be obtained regarding the federal income tax consequences to stockholders as a result of the Reverse Stock Split.

THE FOLLOWING DISCUSSION IS BASED ON CURRENT LAW AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE REVERSE STOCK SPLIT. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE.

We believe that the Reverse Stock Split, if implemented, would be a tax-free recapitalization under the Code. If the Reverse Stock Split qualifies as a recapitalization under the Code, then, generally, for United States federal income tax purposes, no gain or loss will be recognized by the Company in connection with the Reverse Stock Split, and no gain or loss will be recognized by stockholders that exchange their shares of pre-split Common Stock for shares of post-split Common Stock. The post-split Common Stock in the hands of a stockholder following the Reverse Stock Split will have an aggregate tax basis equal to the aggregate tax basis of the pre-split Common Stock held by that stockholder immediately prior to the Reverse Stock Split. Similarly, a stockholder’s holding period for the post-split Common Stock will be the same as the holding period for the pre-split Common Stock exchanged therefor.

Alternative characterizations of the Reverse Stock Split are possible. For example, while the Reverse Stock Split, if implemented, would generally be treated as a tax-free recapitalization under the Code, stockholders whose fractional shares resulting from the Reverse Stock Split are rounded up to the nearest whole share may recognize gain for federal income tax purposes equal to the value of the additional fractional share. However, we believe that, in such case, the resulting tax liability may not be material in view of the low value of such fractional interest. Stockholders should consult their own tax advisors regarding alternative characterizations of the Reverse Stock Split for federal income tax purposes.

THE COMPANY’S VIEW REGARDING THE TAX CONSEQUENCE OF THE REVERSE STOCK SPLIT IS NOT BINDING ON THE IRS OR THE COURTS. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Reasons for the Reverse Stock Split

If the Board effectuates the Reverse Stock Split, the primary intent will be to increase the market price of the Common Stock to make it more attractive to a broader range of institutional and other investors and to facilitate a potential uplisting to Nasdaq or another national securities exchange.

The Board believes that an increased stock price may encourage investor interest and improve the marketability of the Common Stock to a broader range of investors, and thus enhance liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Common Stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if the share price of the Common Stock were substantially higher. This factor may also limit the willingness of institutions to purchase the Common Stock. The Board believes that the anticipated higher market price resulting from the Reverse Stock Split could enable institutional investors and brokerage firms with such policies and practices to invest in the Common Stock.

In addition, the Reverse Stock Split would increase the likelihood that shares of our Common Stock could be listed on Nasdaq or another national securities exchange. The listing rules of the Nasdaq require, among other things, that issuers have a minimum price in order to list and thereafter maintain a minimum share price. By potentially increasing the market price of the Common Stock as a result of the Reverse Stock Split, the Company would be more likely to qualify for listing on Nasdaq or another national securities exchange. Nevertheless, there can be no assurance that the Reverse Stock Split will increase the market price of the Company’s Common Stock or that the Company will be able to list on a national securities exchange.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

The proposed Reverse Stock Split would become effective at such future date as determined by the Board, as evidenced by the filing of the Amendment with the Secretary of State of the State of Delaware (which we refer to as the “Effective Time”), but in no event earlier than the 20th calendar day after this Information Statement is mailed or furnished to the stockholders of record as of the Record Date and in no event later than October 31, 2020. Moreover, although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board may elect not to undertake the Reverse Stock Split and the Board reserves the right, in its discretion, to pursue or abandon the Reverse Stock Split prior to the proposed effective date if it determines that pursuing or abandoning the Reverse Stock Split, as applicable, is in the best interests of the Company. No further action on the part of stockholders would be required to either effect or abandon the Reverse Stock Split.

The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the Delaware Secretary of State and as the Board deems necessary and advisable to effect the Reverse Stock Split. If the Board elects to implement the Reverse Stock Split, the number of issued and outstanding shares of the Common Stock would be reduced in accordance with the reverse split ratio of the Reverse Stock Split. The number of authorized shares of the Common Stock would remain unchanged.

If the Board of Directors elects to implement the Reverse Stock Split, as soon as practicable after the Effective Time, stockholders will be notified that the Reverse Stock Split have been implemented. As of the Effective Time of the Reverse Stock Split, each certificate representing shares of the Common Stock before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the Common Stock resulting from the Reverse Stock Split, except that holders of un-exchanged shares would not be entitled to receive any dividends or other distributions payable by us after the Effective Time until they surrender their old stock certificates for exchange. All shares, underlying options and other securities would also be automatically adjusted at the Effective Time.

If the Company elects to exchange stock certificates, the Company expects that its transfer agent, Corporate Stock Transfer, Inc., will act as exchange agent for purposes of implementing the exchange of stock certificates. In such event, as soon as practicable after the Effective Time, stockholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until such stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares based on the reverse split ratio of the Reverse Stock Split, rounded up to the nearest whole share.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information, as of October 31, 2019, with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (2) each of our directors and named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Applicable percentages are based upon 38,404,530 shares of Common Stock and no shares of Preferred Stock outstanding as of October 31, 2019. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at the address of 7380 Coca Cola Drive, Suite 106, Hanover, Maryland, 21076.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	% of Shares of Common Stock Beneficially Owned
Officers and Directors
David Young(1), (2), (9)	8,093,422	21.07%
Sian Bigora(3)	3,409,316	8.88%
Patrick Lin(7)	2,402,657	6.26%
Wendy Guy(3)	2,097,952	5.46%
Virgil Thompson(8)	606,992	1.58%
Justin Yorke(4)	2,601,739	6.78%
James Stanker	9,000	*
Total for all Officers and Directors	19,221,078	50.05%

5% Stockholders
Promet Therapeutics, LLC(3), (5)	13,842,032	36.04%
Young-Plaisance Revoc. Trust(2), (10)	3,097,462	8.07%
CorLyst, LLC(3), (6), (11)	2,490,924	6.49%
CoNCERT Pharmaceuticals, Inc.	2,090,301	5.44%

* - represents less than 1%

(1)	David Young is the beneficial owner of these shares. 2,460,982 of these shares are held through David Young’s equity interest in Promet and are excluded from the Promet shares reported in this table.
(2)	The shares reported include 3,097,462 shares held by the Young-Plaisance Revoc. Trust and 2,490,924 shares held by CorLyst, LLC (“CorLyst”) and 22,027 shares that David Young will receive on the exercise of stock purchase warrants. David Young is the Trustee of the Young-Plaisance Revoc. Trust and the Chief Executive Officer and Managing Member of CorLyst. David Young disclaims beneficial ownership of a portion of CorLyst shares.
(3)	Sian Bigora and Wendy Guy are the beneficial owners of these shares through their equity interest in Promet and in CorLyst, CorLyst being an equity holder of Promet. These shares are not included in the Promet or CorLyst number of shares listed in this table.
(4)	Justin Yorke, a member of our Board of Directors, is a manager of the San Gabriel Fund, LLC, JMW Fund, LLC and the Richland Fund, LLC. The shares reported for Mr. Yorke include the shares held by these Funds.
(5)	The Processa shares listed on this table as owned by Promet are the Processa shares beneficially owned by Promet members other than CorLyst, the Young-Plaisance Revoc. Trust, David Young, Sian Bigora, Patrick Lin, Wendy Guy and Virgil Thompson. The following reconciles the number of shares shown on the above table to the number of shares held of record by Promet.

Shares of Common Stock shown in the above table	13,842,032
Shares of Common Stock held by Promet for the following:
David Young	2,460,982
Patrick Lin	2,340,099
Virgil Thompson	606,992
Wendy Guy	2,078,445
Sian Bigora	3,393,426
Young-Plaisance Revoc. Trust	2,619,426
CorLyst, LLC	2,313,254

Total shares of Common Stock held of Record by Promet	29,654,941

(6)	The Processa shares listed on this table as owned by CorLyst are the portion of Processa shares beneficially owned by CorLyst members other than the Young-Plaisance Revocable Trust, Sian Bigora and Wendy Guy.
(7)	Patrick Lin is the beneficial owner of these shares, 2,340,099 shares are held by Promet and not included in the Promet number of shares reported in this table, 31,279 shares in Processa and 31,279 shares that Patrick Lin will be issued upon the exercise of stock purchase warrants.
(8)	Virgil Thompson is the beneficial owner of these shares through his equity interest in Promet. These shares are held by Promet and are not included in the Promet shares reported in this table.
(9)	Although David Young confers with all other members or parties associated with Promet, CorLyst and the Young-Plaisance Revoc Trust, David Young has voting and investment control of these entities.
(10)	Includes 213,250 shares of common stock that will be issued upon the exercise of stock purchase warrants.
(11)	Includes 132,159 shares of common stock that will be issued upon the exercise of stock purchase warrants.

Stockholders Sharing the Same Last Name and Address

Some banks, brokers, and other record holders may participate in the practice of “householding” information statements. This means that, unless stockholders give contrary instructions, only one copy of this information statement may be sent to multiple stockholders sharing an address. The Company will promptly deliver a separate copy of this document to any stockholder at a shared address upon written or oral request by such stockholder at the following address or telephone number: Processa Pharmaceuticals, Inc., 7380 Coca Cola Drive, Suite 106, Hanover, Maryland 21076, Attn: Corporate Secretary, telephone (443) 776-3133. Any stockholder who wants to receive a separate copy of this Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact such stockholder’s bank, broker, or other record holder, or contact the Company at the above address or telephone number.

ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports and other information with the SEC under the Exchange Act. The SEC maintains an internet website that contains reports and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov.

the Consenting Stockholder who ownS shares representing a majority of our Common Stock HAS CONSENTED TO THE REVERSE STOCK SPLIT. NO FURTHER VOTES OR PROXIES ARE NEEDED AND NONE ARE REQUESTED. THE BOARD IS NOT REQUESTING A PROXY FROM YOU AND YOU ARE REQUESTED NOT TO SEND A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David Young
David Young
Chief Executive Officer

Hanover, Maryland

Appendix A

CERTIFICATE OF AMENDMENT OF THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PROCESSA PHARMACEUTICALS, INC.

Processa Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State on September 27, 2017 and amended on October 23, 2017 and August 8, 2019 (the “Certificate of Incorporation”).

2.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the DGCL setting forth a proposed amendment to the Certificate of Incorporation and declaring said amendment to be advisable. The amendment amends the Certificate of Incorporation as follows:

(a)	Section A of the Certificate of Incorporation setting forth the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation is hereby supplemented by addition of the following paragraphs as new subsection 5 under “A. Common Stock”:

5. Reverse Stock Split. Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified into a different number of shares of Common Stock (the “New Common Stock”) such that each [number to be determined from four to ten] shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock. From (the “Reverse Stock Split”) and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to the immediately preceding sentence. No fractional shares of Common Stock shall be issued as a result of such reclassification. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio of the Reverse Stock Split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

From and after the Effective Time, the term “New Common Stock” as used in this Section shall mean the Common Stock as provided in this Certificate of Incorporation, as amended and as further amended by this Certificate of Amendment. The par value of the New Common Stock shall be $0.0001 per share.

3.	The requisite stockholders of the Corporation have duly approved this Certificate of Amendment in accordance with Section 242 of the DGCL.

4.	This Certificate of Amendment shall be effective at 5:00 p.m. Eastern Time on ●, 20●.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of the date set forth below.

Dated: ●, 20●	PROCESSA PHARMACEUTICALS, INC.

By:
	Name:	David Young
	Title:	Chief Executive Officer